CONSENT OF MARK C. SHUTTY

I, Mark C. Shutty, in connection with U.S. Gold Corp.'s Annual Report on Form 10-K dated July 29, 2024 (the "Form 10-K"), consent to:

- the filing and use of the technical report summary titled "S-K 1300 Technical Report Summary CK Gold Project" (the "Technical Report Summary"), effective November 15, 2021, as an exhibit to and referenced in the Form 10-K or any amendment or supplement thereto;
- the use of and references to my name, including my status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K or any amendment or supplement thereto and any such Technical Report Summary; and
- the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K or any amendment or supplement thereto.

I am a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

- Section 11: Mineral Resource Estimate

Mark C. Shutty (B.Sc.)
Independent Consulting Geologist

July 29, 2024